LICENSE AGREEMENT

           THIS LICENSE AGREEMENT (this “Agreement”) is made as of March 19, 2010 (the “Effective Date”), by and among Svelte Medical Systems, Inc., a Delaware corporation having its principal place of business at 657 Central Avenue, New Providence, New Jersey 07974 (collectively, “Licensor”), and Inspire/MD Ltd., an Israeli corporation, having its principal place of business at 3 Menorat Hamaor St., Tel Aviv, Israel (“Licensee”).  Licensor and Licensee are each individually referred to herein without distinction as a “Party” and collectively as the “Parties.”

Background

Licensor is a medical device company engaged in the discovery and development of medical devices using its proprietary stent-on-a-wire stent delivery system and solely owns all worldwide right, title and interest in and to the Svelte helical stent ("SHS"), which specifications are as set forth in Exhibit A attached hereto, which is the subject (at least in part)  of those certain patents and patent applications set forth on Exhibit B, attached hereto, which are also the sole property of Licensor.

Licensee desires to obtain from Licensor, and Licensor is willing to grant Licensee, a non-exclusive license to the SHS, the above identified patents and related technology on the terms and conditions set forth herein.

Terms and Conditions

Now, Therefore, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, Licensor and Licensee hereby agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the following meanings:

1.1           “Affiliate” means each and every business entity controlling, controlled by or under common control with a Party.  For purposes of this definition, “control” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the voting or income interest of the applicable business entity.

1.2           “Confidential Information” means any information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including, without limitation, trade secrets, documents expressly designated as confidential, information related to either Party’s design, drawings, development or manufacturing processes, products, devices, employees, facilities, equipment, security systems, information systems, finances, product plans, marketing plans, suppliers, or distributors and all confidential regulatory applications, regulatory and clinical materials and related filings, applications and data, the content of any unpublished patent applications, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information and shall include all confidential information disclosed or accessed by the parties pursuant to the provisions of this Agreement.  “Confidential Information” shall not include information that (a) is now available or becomes available to the public without breach of this Agreement; (b) is explicitly approved for release by written authorization of the Disclosing Party; (c) is lawfully obtained from a third party or parties without a duty of confidentiality; (d); is known to the Receiving Party prior to disclosure as evidenced by prior written records; or (e) is at any time developed by or for the Receiving Party independently of any such disclosure(s) from the Disclosing Party as evidenced by prior written records.

1.3           “Damages” shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

1.4           “Improvements” means all present and future supplements, changes, derivatives, revisions, updates, advancements, inventions, corrections and modifications that are applicable to the manufacture or use of the Licensed Product or use of the Licensed Patent or Licensed Processes, whether developed or created by Licensor or Licensee.

1.5            “Intellectual Property” means (a) any inventions, ideas, discoveries, developments, improvements, innovations, and know-how, whether or not subject to patent, copyright or trademark protection; (b) trade secrets; (c) compositions of matter, (d) proprietary procedures, prototypes, products or devices; and (e) experimental and regulatory results.

1.6           “License” means the license granted under Section 2.1 hereof.

1.7           “Licensed Product” means Licensee’s RX stent delivery catheter with the SHS and Licensee’s mesh covering.

1.8           “Licensed Process(es)” means any process or method that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents.

1.9           “Licensed Patents” shall mean all the patents and patent applications listed in Exhibit B attached hereto; (b) any international counterparts thereof; and (c) all patents issuing from any of the foregoing.

1.10           “Net Sales” shall mean the gross invoiced sales prices charged for all Licensed Products sold by Licensee to third parties for which Licensee actually received payment from such third parties less: (a) trade discounts (including without limitation discounts given to distributors, agents and representatives), prompt payment and quantity discounts actually given; (b) any tax imposed or other governmental charge (other than income tax) charged or levied on the sale, use, transportation, or delivery of the products and borne or passed through to Licensee; (c) credits or allowances actually given and arising from returned or rejected products or retrospective price adjustments to any such products and recalls; (d)   governmental and managed care rebates, and hospital or other buying group charge backs.

1.11           “Royalty Bearing Sale” means any sale, lease or transfer of any Licensed Product, by Licensee for which Licensee has received revenue.

1.12           “Territory” shall mean all of the countries and territories of the world.

ARTICLE 2
GRANT OF LICENSE

2.1           License Grant.  Licensor hereby grants to Licensee a non-exclusive, world-wide license under the Licensed Patents and the Licensed Processes and any Improvements thereon made by Licensor, with the right to use, make, have made, (including the right to have a third party to manufacture the Licensed Products)sell, offer, distribute, market, import and export the Licensed Products and to otherwise practice the technology related to the SHS and the Licensed Patents and Licensed Processes, for the purposes of this Agreement as well as each component of or material or apparatus for use in making any Licensed Products in the Territory. Licensee shall have the sole right to determine the prices at which it sells Licensed Products in the Territory to any customer without any approval from Licensor.

2.2           Term.  Unless sooner terminated as provided in this Agreement, the License shall extend until the expiration, abandonment or invalidation of the last to expire, abandoned or invalidated of the Licensed Patents that is material to the License.

ARTICLE 3
CONSIDERATION

3.1           Regulatory Cost Sharing.  The Parties agree that all regulatory costs for receiving CE Mark for the Licensed Product shall be borne fifty percent (50%) by Licensee and fifty percent (50%) by Licensor; provided, however, that Licensor’s obligations under this Section 3.1 shall not exceed eighty five Thousand Dollars ($85,000).

All regulatory costs for receiving FDA Approval for conducting clinical trials, manufacture, distribute and sale for the Licensed Product shall be borne in equal portions by the Parties, provided however that Licensor's obligations under this Section 3.2 shall not exceed US$ 200,000 with no portion payable prior to completion of enrollment in the US IDE clinical trial.

3.2           Royalty.

(a)           Licensee shall pay Licensor a royalty in the aggregate amount of seven percent (7%) of Net Sales (the “Worldwide Royalty”) actually received by Licensee from the sale of any Licensed Product in any country other than the United States.

(b)           Licensee shall pay Licensor a royalty equal to the sum of (i) seven percent (7%) of the first US$ 10,000,000 of Net Sales resulting from the sale of any Licensed Product in the United States, and (ii) ten percent (10%) of Net Sales for all amounts of Net Sales resulting from the sale of any Licensed Product in the United States in excess of the first $ 10,000,000 of Net Sales (the “US Royalty”, together with the Worldwide Royalty, and without distinction between them, the “Royalty”).

3.3           Report.  Beginning in the first calendar quarter after the Effective Date in which there is a Royalty Bearing Sale, within forty-five (45) days after the close of each calendar quarter during the term of this Agreement, Licensee will submit to Licensor a written report which will show the total number of the Licensed Products as to which Royalty Bearing Sales were made during such quarter, the aggregate Net Sales received by Licensee during such quarter and the amount of Royalties payable to Licensor by Licensee under this Agreement for such quarter.

3.4           Payment and Audit.  Licensee shall pay the Royalty for each quarter to Licensor pursuant to Section 3.2 on a quarterly basis within sixty (60) days after the end of each quarter.  Sales made in foreign currency will be determined in the foreign funds for the country in which the Licensed Products are sold, and then converted into equivalent United States dollars at the rate of exchange for selling funds as published by the Wall Street Journal (or its successor publication) for the last business day prior to payment.  Upon reasonable notice to Licensee, Licensor shall have the right to have an independent certified public accountant (the “CPA”), selected by Licensor and reasonably acceptable to Licensee, audit Licensee’s records, during normal business hours, to verify the Royalties payable by Licensee to Licensor; provided, however, that such audit shall not take place more frequently than once a year and shall not cover such records for more than the preceding two (2) years.  The accountant shall only report to Licensor as to the accuracy of the payments paid by Licensee to Licensor, and in the event of any inaccuracy, the correct amount of such payment.  Licensee shall promptly pay to Licensor the amount of any underpayment determined in such audit.  Such audit shall be at Licensor’s expense unless the audit identifies greater than ten percent (10%) error, in which case such audit shall be at Licensee’s expense.  Licensee shall preserve and maintain all such records and accounts required for audit for a period of two (2) years after the calendar quarter for which the record applies. The CPA and Licensor shall be required to agree to keep all such financial and business information of Licensee being examined confidential and not disclose such information to any third party or use same for any purpose other than as contemplated in this Agreement; and, if so requested by Licensee, shall sign a confidentiality agreement prepared by Licensee for such purpose.

ARTICLE 4
PATENT APPLICATIONS AND MAINTENANCE; ENFORCEMENT

4.1           Prosecution and Maintenance.  Licensor has the right to control all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the Licensed Patents, including foreign filings and patent cooperation treaty filings.  Licensee agrees to perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution or maintenance. Licensor shall: (i) keep Licensee reasonably informed as to the application for, prosecution of and maintenance of the forgoing patent application; (ii) furnish to Licensee copies of documents relevant to any such application, prosecution and maintenance; (iii) allow Licensee reasonable opportunity to comment on documents filed with any governmental entity that could affect the nature or scope of such patent applications or patent to be issued thereunder; and (iv) obtain Licensee’s consent prior to acting or refraining from acting in respect of prosecuting or maintaining any of the patent applications encompassed within the SHS.

4.2           Notice of Infringement.  Each Party shall promptly advise the other in writing of any (i) known acts of potential infringement of the Licensed Patents by any third party; and (ii) allegations that the SHS (or any part thereof) infringes on the rights of any third party.

4.3           Enforcement.

(a)           Licensor has the first option to police the Licensed Patents against infringement by other parties within the Territory.  The right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection.  Licensee shall provide reasonable assistance to Licensor with respect to such actions, but only if Licensor reimburses Licensee for expenses incurred in connection with any such assistance rendered at Licensor’s request.  Licensor shall defend, indemnify and hold harmless Licensee with respect to any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the Licensed Patents under this Section, including, without limitation, antitrust counterclaims; provided, however that Licensor shall have no obligation to defend, indemnify or hold Licensee harmless with respect to any such counterclaim that arise from Licensee’s gross negligence or willful misconduct.  If Licensor undertakes to enforce and/or defend the Licensed Patents by litigation, Licensor shall pay all costs thereof and shall be entitled to all damages recovered in any such litigation. If within six (6) months after Licensor was first notified of such infringement, Licensor has not brought a suit against any third party referred to in this Section or caused such possible infringement to be discontinued on terms acceptable to Licensee, then Licensee shall have the right, in its sole discretion, but not the obligation, to bring suit against such third party, in Licensee’s name if possible.  Licensee shall bear all the expenses of any suit brought by Licensee and Licensee shall retain all damages or other monies awarded, or received in settlement of such suit (which amount shall be treated as Net Sales and subject to the Royalty) .  Licensor will cooperate with Licensee in any such suit being prosecuted by Licensee and shall take such actions and provide such assistance as Licensee shall request in connection with the prosecution of such suit including, but not limited to, being joined or otherwise named as a plaintiff in any such suit.

(b)           Upon becoming aware of any claim, counter-claim, demand or other action that is initiated, brought or threatened by a third party seeking to invalidate, reexamine or otherwise abrogate any of the Licensed  Patents, each Party shall each promptly notify the other in writing. Should Licensor elect not to defend one or more of the Licensed Patents against the claim, counter-claim, demand or other action, Licensor shall provide Licensee the opportunity in Licensee’s discretion to defend such claim, counter-claim, demand or other action, and Licensor will cooperate with Licensee in any such defense and shall take such actions and provide such assistance as Licensee shall request; provided, however, that Licensee shall directly bear all of its costs and expenses (including attorneys’ fees) pursuant to Licensee’s election to defend such action.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1           Corporate Existence and Power.  Each Party represents and warrants to the other that it (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement.

5.2           Authority.  Each Party represents and warrants to the other that it (a) has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) has taken all necessary action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

5.3           Absence of Litigation.  Licensor represents and warrants to Licensee that: (i)  it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that Licensor’s activities, with respect to the Licensed Patents or otherwise related to this Agreement, have infringed or misappropriated, or that by conducting the activities as contemplated herein by Licensee would infringe or misappropriate, any of the intellectual property rights of any other person; (ii) it owns all worldwide rights, title and interests in and to the SHS (including the trademarks included therein), and the patents and patent applications listed in Exhibit B attached hereto and that the descriptions of the SHS set forth on Exhibit A hereto are true, correct and complete descriptions thereof; (iii) it is not aware  of any person or entity which is infringing, misappropriating or otherwise transgressing upon the SHS or  Licensed Patents; (iv) none of the intellectual property included within the SHS is invalid, unenforceable, or otherwise impaired such that it cannot be enjoyed to its purported full extent; (v) Exhibit A includes all technology and related intellectual property that is material to the manufacture and sale of the SHS as part of the Licensed Product; (vi) as of the Effective Date is not aware of any rights of any person or entity that are or could reasonably believed to be infringed by the making, using or selling of the SHS as part of the Licensed Product; and (vii) attached as Exhibit C is an executive summary prepared by Licensor's patent attorneys regarding the SHS.

5.4           No Approvals or Consents.  Except as otherwise described in this Agreement, each Party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained.

5.5           No Conflict.  Each Party represents and warrants to the other that the execution and delivery of the Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such Party in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

5.6           No Third Party IP. No Third Party Intellectual Property Rights are required for the exploitation of the License, including without limitation for the manufacture, distribution, sale or otherwise use of the Product set forth in Exhibit A.

ARTICLE 6
INDEMNITY

6.1           Licensor’s Indemnity.  Licensor shall at all times during the term of this Agreement and thereafter indemnify, defend and hold Licensee (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Licensee (and its directors, officers, employees, and Affiliates) (excluding incidental or consequential Damages suffered or incurred by Licensee directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in turn, seeking the same from Licensee, which shall be covered by the indemnity set forth herein)) as a consequence of third party claims or actions based upon:

(a)           any breach of any representation or warranty made by Licensor in this Agreement; or

(b)           any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Licensor contained in this Agreement.

(c)           infringements or claims of infringements in relation to the SHS on any intellectual property rights of any other person.

(d)           the design of the SHS.

6.2           Licensee’s Indemnity.  Licensee shall at all time during the term of this Agreement and thereafter, indemnify, defend and hold Licensor (and its  directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Licensor (and its directors, officers, employees, and Affiliates) (excluding incidental or consequential Damages suffered or incurred by Licensor directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in turn, seeking the same from Licensor, which shall be covered by the indemnity set forth herein)) as a consequence of third party claims or actions based on:

(a)           any breach of any representation or warranty made by Licensee in this Agreement; or

(b)           any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Licensee contained in this Agreement.

ARTICLE 7
TERMINATION

7.1           Termination.  Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

(a)           Termination for Bankruptcy.  If either Licensee or Licensor (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than ninety (90) days, then the other Party may by written notice terminate this Agreement in its entirety with immediate effect.

(b)           Termination for Default.

(i)           Licensee and Licensor each shall have the right to terminate this Agreement for default upon the other Party’s uncured failure to comply in any material respect with the terms and conditions of this Agreement.  At least sixty (60) days prior to any such termination for default, the Party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 7.1(b)(i), which notice shall set forth the default(s) which form the basis for such termination.  If the defaulting Party fails to correct such default(s) within sixty (60) days after receipt of notification, or if the same cannot reasonably be corrected or remedied within sixty (60) days, or if the defaulting Party has not commenced curing such default(s) within such sixty (60) days and is not diligently pursuing completion of same, then such non-defaulting Party immediately may terminate this Agreement.

(ii)           This Section 7.1(b) shall not be an exclusive remedy and shall not be in lieu of any other remedies available to a Party hereto for any default hereunder on the part of the other Party.

7.2           Rights Upon Termination.  In the event of termination of this Agreement:

(a)           By Licensor under Section 7.1(b)(i) or Section 7.1(a), then the License shall automatically and immediately terminate.

(b)           By Licensee under Section 7.1(b)(i), then Licensee shall retain all of the rights under the License, subject to the Royalty payments set forth in Section 3.2.

7.3           Effect of Termination.  Upon any termination of this Agreement pursuant to this Article, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except that the following rights and obligations shall survive:

(a)           Any rights to payment of Royalties arising or accrued prior to the effective date of termination;

(b)           Any cause of action or claim of either Party accrued or to accrue because of any breach or default by the other hereunder;

(c)           Subject to payment of the Royalty, Licensee shall have the right to sell its remaining inventory of Licensed Products which shall then be stored at Licensee's facilities or under issued orders from its customers and issued orders to its suppliers and contractors at the time of termination (and for such purpose the License, including without limitation the right hereunder to use any applicable trademark, shall continue).

(d)           The provisions of Articles 1, 6, 8 and 9 hereof; and

(e)           All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

ARTICLE 8
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

8.1           Confidential Information.

(a)           All Confidential Information furnished under this Agreement by the Disclosing Party shall remain the sole and exclusive property of the Disclosing Party or a third party providing such information to the Disclosing Party.  Neither Party shall disclose, reproduce, use, distribute, reverse engineer or transfer, directly or indirectly, in any form, by any means or for any purpose the Confidential Information of the other Party, except as expressly permitted by this Agreement or for the performance of the License.  Disclosure of Confidential Information does not confer upon the Receiving Party any license, interest or rights in any Confidential Information except as provided under this Agreement.  Each Party shall require its employees to abide by the restrictions of this Agreement and the receiving party shall only allow its independent contractors access to Confidential Information upon: (i) the Disclosing Party’s prior written consent; and (ii) such contractors executing a nondisclosure agreement with restrictions no less protective of the Confidential Information than this Agreement.  Subject to the terms set forth herein, each party shall protect the other party’s Confidential Information with the same degree of protection and care it uses to protect its own Confidential Information, but in no event less than reasonable care.  The obligations of the Parties under this Section 8.1(a) shall survive the term of this Agreement by five (5) years.

(b)           Nothing in this Section 8.1 shall prohibit or limit the Receiving Party’s disclosure of Confidential Information pursuant to a requirement of a governmental agency or by operation of law so long as the Receiving Party first notifies the Disclosing Party prior to disclosure in order to give the Disclosing Party an opportunity to seek an appropriate protective order and/or waive compliance with the terms of this Agreement.  In this case disclosure shall include only that part of the Confidential Information that the Receiving Party is required to disclose.

(c)           The Receiving Party shall not export or re-export any of the Disclosing Party’s Confidential Information, technical data or products received from the Disclosing Party or the direct products of such Confidential Information’s technical data to any proscribed country, unless authorized by the disclosing party in writing, and as properly authorized by any applicable regulation of the U.S. government.

(d)           The Receiving Party acquires no Intellectual Property rights from the Disclosing Party under this Agreement, except for the restricted right to use Disclosing Party’s Confidential Information for the express, limited purposes permitted by this Agreement.

(e)           The Receiving Party shall be responsible in all cases for the enforcement of all confidentiality and non-disclosure provisions contained herein as they pertain to the Disclosing Party’s Confidential Information, and shall bear all liability for any violations of these provisions by its subsidiaries, Affiliates, joint ventures, consultants, agents, third party contractors and related persons or entities that are controlled by or under common ownership and control of the Receiving Party.

(f)           The Parties acknowledge that they do not desire to receive any Confidential Information that is not reasonably necessary or appropriate to the performance of this Agreement or that is not otherwise requested by the Receiving Party.  Each party agrees to use commercially reasonable efforts to avoid such disclosures of Confidential Information to the other.

8.2           Governmental Filings.  Licensor and Licensee each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

8.3           Use of Names.  Neither Party shall use the name of the other Party in any publications or press releases without the prior written consent of the other Party.  Notwithstanding the foregoing, Licensor and Licensee shall each have the right to issue a press release announcing the execution of this Agreement containing only the names of the parties and the nature of this Agreement; provided that such press release shall in no event include any of the monetary terms hereof or terms regarding Licensee’s equity interest in Licensor as contemplated hereby.  Each Party shall provide the other with a copy of any such press release prior to the issuance thereof.

ARTICLE 9
MISCELLANEOUS

9.1           Assignment.  Neither Party shall assign this Agreement to a third party without the other Party’s prior written consent; provided, however, that a Party may assign this Agreement to any purchaser of all or substantially all of its assets or business or share capital (by merger, asset sale, equity sale or otherwise) without the other Party's consent.  Subject to the aforesaid, any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of the non-assigning Party shall be void.  No permitted assignment by a Party will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement.

9.2           Binding Upon Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

9.3           Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.4           No Trademark Rights.  Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name of Licensor, Licensee or any other trade name or trademark of the either Party or its Affiliates in connection with the performance of this Agreement.

9.5           Notices.  All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (followed by mailed hard copy), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the addresses for each set forth below (or at such other address for a Party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Licensor:	Svelte Medical Systems, Inc.
657 Central Avenue
New Providence, New Jersey 07974
Fax: 908.728.9981

with a copy to:	Honigman Miller Schwartz and Cohn LLP
Attention:  Phillip D. Torrence, Esq.
350 East Michigan Avenue, Suite 300
Kalamazoo, Michigan 49007
Fax: 269.337.7703

If to Licensee:	INSPIRE-MD LTD.
Attention: Ofir Paz
3 Menorat Hamaor St.,
Tel Aviv, Israel
Fax: +972-3-6917692

9.6           Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

9.7           Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or under circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

9.8           Governing Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to its principles of conflicts of laws. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined in arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules.  The number of arbitrators shall be three (3).  The place of the arbitration shall be the United Kingdom.  The language of the arbitration shall be English.

9.9           Collection Costs and Attorneys' Fees.  If a Party shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys' and investigative fees) to enforce the terms of this Agreement.

9.10           Entire Agreement.  This Agreement, including any appendices, exhibits or schedules hereto, constitutes the entire, full and complete agreement between the Parties concerning the subject matter hereof, and supersedes all prior agreements, negotiations, representations and discussions, written or oral, express or implied, between the Parties in relation thereto. This Agreement cannot be modified, except by a separate written instrument signed by both parties.

9.11           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Signatures on the following page

In Witness Whereof, Licensor and Licensee have made this Agreement effective as of the date first set forth above.

Licensor: Svelte Medical Systems, Inc.		Licensee: Inspire MD

By:		By:
	Name:		Name:
	Title:		Title:

Signature Page to License Agreement

EXHIBIT A

Specifications

A-1

EXHIBIT B

Licensed Patents

ISSUED PATENTS

TITLE	U.S.	FILING DATE	FIRST NAMED INVENTOR APPLICATION #

PENDING U.S. APPLICATIONS

TITLE	U.S.	FILING DATE	FIRST NAMED INVENTOR APPLICATION #

PENDING FOREIGN APPLICATIONS

TITLE	COUNTRY	FILING DATE	FIRST NAMED INVENTOR APPLICATION #

B-1